Exhibit 23.2

                         HARRIS & GILLESPIE CPA'S, PLLC
                          CERTIFIED PUBLIC ACCOUNTANT'S
                          3901 STONE WAY N., SUITE 202
                                SEATTLE, WA 98103
                                  206.547.6050

                          REGISTERED AUDITOR'S CONSENT

Harris & Gillespie CPA's, PLLC, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of our reports dated October 8th, 2014 on the financial statements of Amber Group, Inc. for the year ended September 30, 2014 and from the period from July 20, 2014 (inception) through September 30, 2014 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. We also consent to your use of our name as an expert in the appropriate sections of those filings.

Dated this 16th day of October 2014.


/s/ Harris & Gillespie CPA's, PLLC
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Certified Public Accountant